Exhibit 99.1

Franklin Financial announces 2nd quarterly dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.17 per share regular quarterly dividend for the second quarter of 2012. This compares to a regular quarterly cash dividend of $.27 paid in the second quarter of 2011.

“Our previous regular quarterly dividend payout of $.27 per share has exceeded 60% of Net Income for the past several quarters,” William E. Snell, Jr., President and CEO, told shareholders at the FFSC Annual Shareholders Meeting. “In light of the uncertain economic and regulatory environment, the board determined that it would be prudent to reduce the dividend payout at this time. We believe that the decision is in the best interest of you – our shareholders and our company. Simply stated, we cannot continue to both grow the bank and sustain a 60% dividend payout ratio without adversely impacting our capital ratios at a time when ‘capital is king.’ We do not want to place ourselves in the position that we need to substantially raise additional capital and significantly dilute our shareholders.”

Snell added, “The quarterly dividend of $.17 per share represents a 4.4% dividend yield based upon the closing price on April 24 of $15.45 per share and, as a result, our dividend payout ratio remains in the upper end of our peer banking group range.”

Total regular cash dividends paid during the first two quarters of 2012 will be $.44 per share. The second quarter cash dividend will be paid on May 23, 2012 to shareholders of record at the close of business on May 10.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of over $1 billion. Its wholly owned subsidiary, F&M Trust Company, has twenty-five community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg, and Waynesboro. Franklin Financial stock is listed on the over-the-counter market under the symbol FRAF.